Exhibit 10.6

Execution

LOAN AGREEMENT

between

THE DIRECTOR OF DEVELOPMENT

OF THE STATE OF OHIO

and

INTELLINETICS, INC.

Dated

as of

June 3, 2011

Execution

TABLE OF CONTENTS

(The Table of Contents is not a part of this Agreement

and is only for convenience of reference.)

		Page
Preambles		1
	ARTICLE I
	Definitions

Section 1.1	Use of Defined Terms	1
Section 1.2	Definitions	1
Section 1.3	Certain Words and References	8

	ARTICLE II
	Determinations and Representations

Section 2.1	Determinations of the Director	9
Section 2.2	Representations and Warranties of the Company	9

	ARTICLE III
	Loan; Provision of Project; Conditions to Disbursement

Section 3.1	Loan and Repayment	13
Section 3.2	Provision of Project	14
Section 3.3	Plans and Specifications; Inspections	15
Section 3.4	Company Required to Pay Costs in Event Proceeds Insufficient	15
Section 3.5	Completion Date	15
Section 3.6	Conditions to Disbursement	15
Section 3.7	Postponement of Escrow Disbursement Termination Date	20
Section 3.8	Payment of Costs; Indemnification	20

	ARTICLE IV
	Additional Covenants and Agreements

Section 4.1	Employment Statement; Job Creation	22
Section 4.2	Public Offering	22
Section 4.3	Affirmative Covenants of the Company	22
Section 4.4	Negative Covenants of the Company	26

Exhibit A - FORM OF NOTE

Exhibit B - PROJECT EQUIPMENT

Exhibit C - PROJECT INTANGIBLE FACILITIES

Schedule 1.2 - SCHEDULE OF DEVELOPMENT

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of June 3, 2011 by and between the Director of Development (the “Director”) of the State of Ohio (the “State”), acting on behalf of the State, and Intellinetics, Inc., an Ohio corporation (the “Company”), under the circumstances summarized in the following recitals (the capitalized terms used in the recitals being used therein as defined in Article I hereof):

A. Pursuant to the Act, the Director is authorized, among other things, to make loans to assist in the financing of an Eligible Innovation Project.

B. The Company has requested that the Director provide the financial assistance for the Project hereinafter described.

C. The Director has determined that the Project constitutes an Eligible Innovation Project and that the financial assistance to be provided pursuant to this Agreement is appropriate under the Act and will be in furtherance and in implementation of the public policy set forth in the Act.

D. The financial assistance to be provided pursuant to this Agreement has been reviewed and approved by the Development Financing Advisory Council and the Controlling Board, pursuant to the Act.

NOW, THEREFORE, in consideration of the premises and the representations and agreements hereinafter contained, the Director and the Company agree as follows:

ARTICLE I

Definitions

Section 1.1. Use of Defined Terms. In addition to the words and terms elsewhere defined in this Agreement or by reference to the Security Documents or other instruments, the words and terms set forth in Section 1.2 hereof shall have the meanings therein set forth unless the context or use expressly indicates different meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms therein defined.

Section 1.2. Definitions. As used herein:

“Act” means Chapter 166, Ohio Revised Code, as from time to time enacted and amended.

“Agreement” means this Loan Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Allowable Innovation Costs” means “allowable innovation costs” of the Project within the meaning of the Act.

“Application” means the Application of the Company submitted to the Director requesting assistance under the Act dated March 31, 2010.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Ohio and on which the New York Stock Exchange is not closed.

“City” means the city of Columbus, Ohio.

“Closing Date” means June 3, 2011, the date of execution and delivery of the Loan Documents.

“Collateral” shall have the same meaning given that term in the Security Agreement.

“Commitment” means the Commitment Letter between the Director and the Company dated February 4, 2011.

“Code” means the Internal Revenue Code of 1986, and any successor statute of similar import, together with all rules and regulations thereunder, as amended, reformed or otherwise modified from time to time. References to sections or titles of the Code shall be construed to also refer to successor sections or titles.

“Completion Date” means the date of completion of the Project as follows: the earlier of (i) September 31, 2011, and (ii) as certified by the Company pursuant to Section 3.5 hereof, unless extended by agreement between the Director and Company.

“Controlling Board” means the Controlling Board of the State.

“Corrective Work” means all activities of removal, response, investigation, testing, analysis, remediation (including, but not limited to disposal of Hazardous Substances) taken pursuant to Environmental Requirements (i) to prevent, abate, or correct a Release or threatened Release of Hazardous Substances at, about, affecting, or affected by the Project or the Project Site or (ii) to comply with any and all Environmental Requirements applicable to the Project or the Project Site or areas at, about, affecting, or affected by the Project or the Project Site.

“Cost Certification” means a certification of the Company, as of a specified date, setting forth in reasonable detail the costs incurred and, if appropriate, to be incurred by the Company in completing the provision of the Project, including a detail by category of all Allowable Innovation Costs.

“DCB Loan” means the loan in the principal amount of Two Hundred One Thousand Twenty-Four Dollars ($201,024.00) made by Delaware County Bank and Trust Company to the Company pursuant to the DCB Loan Documents.

“DCB Loan Documents” means all documents, instruments and agreements evidencing or securing the DCB Loan, as the same may be amended, modified, supplemented, restated or replaced from time to time with the prior written consent of the Director.

“Development Financing Advisory Council” means the Development Financing Advisory Council of the State.

“Disbursement Request” means each Disbursement Request in the form of Exhibit A attached to the Escrow Disbursing Agreement.

“Eligible Innovation Project” means an “eligible innovation project” within the meaning of the Act and, with respect to the Loan, means the Project.

“Environmental Activity” means any actual or threatened storage, holding, existence, Release, emission, discharge, transportation or disposal of any Hazardous Substance from, under, into or on the Project and/or the Project Site or otherwise relating to the Project and/or the Project Site or any Use of the Project and/or the Project Site which is regulated by or for which standards of conduct or liability are imposed by any Environmental Requirements.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act (Clean Water Act), 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, principles of common law, ordinance or regulation and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with a Governmental Authority which may relate to or deal with (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (v) the presence of contamination; (vi) the protection of endangered species; and (vii) the protection of environmentally sensitive areas. References to sections or titles of any Environmental Law shall be construed to also refer to successor sections or titles.

“Environmental Requirements” means all present and future laws, including but not limited to Environmental Laws, authorizations, judgments, decrees, concessions, grants, orders, franchises, agreements and other restrictions and requirements (whether or not arising under statutes or regulations) relating to any Hazardous Substances or Environmental Activity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Affiliate” means at any time, the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Company, are treated as a single employer under Section 414(b) and/or (c) of the Internal Revenue Code.

“Escrow Account” means the Escrow Account as defined in the Escrow Disbursing Agreement.

“Escrow Agent” means The Huntington National Bank, in its capacity as Escrow Agent under the Escrow Disbursing Agreement.

“Escrow Disbursement Date” means each date upon which Escrow Funds are disbursed to, or for the benefit of, the Company from the Escrow Account pursuant to the Escrow Disbursing Agreement, and the final Escrow Disbursement Date shall not be later than June 30, 2011. There shall not be more than one (1) Escrow Disbursement Date in any thirty (30) day period.

“Escrow Disbursement Termination Date” means June 3, 2012, or such subsequent date as may be established by the Director in writing in accordance with Section 3.7 hereof for the disbursement of the Loan.

“Escrow Disbursing Agreement” means the Escrow Disbursing Agreement of even date herewith among the Company, the Director and the Escrow Agent, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Escrow Funding Date” means each date proceeds of the Loan are funded to the Escrow Account in accordance with the terms of this Agreement and the Escrow Disbursing Agreement. There shall not be more than two (2) Escrow Funding Dates.

“Escrow Funds” means the proceeds of the Loan disbursed into the Escrow Account in accordance with the terms of this Agreement and the Escrow Disbursing Agreement.

“Event of Default” means any of the events described as an event of default in Section 5.1 hereof.

“Final Cost Certification” means the Cost Certification dated as of the Completion Date.

“Governing Instruments” means the articles of incorporation and code of regulations of the Company.

“Governmental Authority” means, collectively, the United States of America, the State, any political subdivision thereof, any municipality, and any agency, department, commission, board or bureau of any of the foregoing having jurisdiction over the Project and/or the Project Site.

“Hazardous Substances” means:

(a)	any “hazardous substance” as defined in §101(14) of CERCLA (42 U.S.C. §9601(14)) or regulations promulgated thereunder;

(b)	any “solid waste”, “hazardous waste”, “infectious waste”, “pollutant”, or “hazardous air pollutant”, as such terms are defined in any Environmental Law at such time;

(c)	asbestos, urea-formaldehyde, polychlorinated biphenyls, source, special nuclear or by-product material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, material or substances listed or identified in, or regulated by, any Environmental Law; and

(d)	any additional substances or materials which at such time are classified or considered to be hazardous or toxic under any Environmental Law.

“Intercreditor Agreement” means the Intercreditor Agreement among the Company, the Director and the Delaware County Bank and Trust Company, dated as of June 27, 2011, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Landlord Waiver” means the Landlord Waiver and Consent between the Director and Dividend Drive, LLC, dated as of May 31, 2011, consented to by the Company as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Loan” means the loan by the Director to the Company in the total sum of the Loan Amount, to be disbursed pursuant to the terms hereof and the Escrow Disbursing Agreement.

“Loan Amount” means the lesser of (i) $750,000 and (ii) 75% of the Allowable Innovation Costs of the Project, as determined by the Director in the Director’s sole discretion pursuant to this Agreement.

“Loan Approval Documents” means, with respect to the Loan, the Recommendation of the Director to the Development Financing Advisory Council dated December 6, 2010, the Resolution of the Development Financing Advisory Council dated December 6, 2010, the Approval of the Controlling Board dated January 31, 2011, and the Commitment.

“Loan Documents” means all documents, instruments and agreements delivered to or required by the Director to evidence or secure the Loan, including, but not limited to, this Agreement, the Note, the Security Documents, and the Escrow Disbursing Agreement as required by the Commitment and this Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Loss” is defined in Section 3.8(b)(viii) hereof.

“Market Conditions” means those conditions determined by the Director, with advice from the Federal Reserve Bank of Cleveland, with respect to which the Director shall consider the following:

(i)	two consecutive quarters of decline in information technology employment in the State as a whole, or when possible by relevant manufacturing sector. Employment figures will be those reported by the Department of Job and Family Services of the State;

(ii)	a decline, as a whole or by relevant sector, in twelve (12) of the last thirty-six (36) months as detailed in the Federal Reserve’s National Industrial Production Index; and

(iii)	a decline within the relevant sector of Standard & Poor’s “Industrial Outlook”.

“Multiemployer Plan” means any employee benefit plan that is a “multiemployer plan” Within the meaning of Section 4001(a)(3) of ERISA and to which the Company or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.

“Note” means the cognovit promissory note, in the form attached hereto as Exhibit A, evidencing the obligation of the Company to repay the Loan, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Notice Address” means:

(a)	As to the Director:	Ohio Department of Development
Strategic Business Investment Division
77 South High Street, 28th Floor
P.O. Box 1001
Columbus, OH 43216-1001
Attn: Office of Financial Incentives

	With a copy to:	Climaco, Wilcox, Peca,
Tarantino & Garofoli Co., L.P.A.
55 Public Square, Suite 1950
Cleveland, OH 44114
Attn: John A Peca, Esq.

(b)	As to the Company:	Intellinetics,Inc.
2190 Dividend Drive
Columbus, OH 43228
Attn: Matthew Chretien

With a copy to:	Calfee, Halter & Griswold LLP
1100 Fifth Third Center
21 East State Street
Columbus, OH 43215
Attn: Steven Karzmer, Esq.

or such additional or different address, notice of which is given under Section 6.2 hereof.

“Ohio Commercial Code” means the Uniform Commercial Code as in effect in the State of Ohio on the date hereof and as amended from time to time except to the extent that the conflict of law rules of such Uniform Commercial Code shall apply the Uniform Commercial Code as in effect from time to time in any other state to specific property or other matters.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant Subtitle A of Title IV of ERISA or any successor.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan) that is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by the Company or any ERISA Affiliate, or (ii) has at any time within the preceding five years been maintained by the Company or any ERISA Affiliate or to which at any time within the preceding five years contributions had been made by the Company or any ERISA Affiliate.

“Plans and Specifications” means the plans and specifications or other appropriate documents describing the Project prepared by or at the direction of the Company, including, but not limited to, the Schedule of Development attached hereto as Schedule 1.2.

“Prohibited Transaction” means a transaction described in Section 4975 of the Code or Section 406 of ERISA that is not the subject of an exemption pursuant to Section 4975(c)(2) of the Code or Section 408 of ERISA, respectively.

“Project” means the Project Site, the Project Equipment and the Project Intangible Facilities, together constituting an Eligible Innovation Project.

“Project Equipment” means the equipment, machinery and other personal property described on Exhibit B attached hereto, as such Exhibit B is amended and supplemented from time to time in accordance with the terms of the Security Agreement.

“Project Intangible Facilities” means the intangible property related to a new product or process based on new technology or the creative application of existing technology, including research and development, product or process testing, quality control, market research, and related activities, that is to be acquired, established, expanded, remodeled, rehabilitated, or modernized for industry, commerce, distribution, or research, or any combination thereof, the operation of which, alone or in conjunction with other eligible projects, eligible innovation projects, or innovation property described in Exhibit C attached hereto.

“Project Purposes” means the development of, testing of, training on, and protection of intellectual property rights relating to the development of Company’s Redactivue software application into software as a service application.

“Project Site” means 2190 Dividend Drive, Columbus, Ohio 43228, or any subsequent location of the Company’s principal place of business that the Company may move to in accordance with, and as permitted by, this Agreement and the other Loan Documents.

“Provision” means, as applicable, the acquiring, constructing, reconstructing, rehabilitating, renovating, enlarging, installing, improving, equipping or furnishing of the Project.

“Release” means spilling, leaking, pumping, paving, emitting, emptying, discharging, injecting, escaping, contaminating, leaching, disposing, releasing or dumping of any Hazardous Substance into the environment.

“Reportable Event” means a “reportable event” within the meaning of Section 4043 of ERISA and the Regulations thereunder.

“Required Equity Contribution” means $250,000 to be provided by the Company in cash to pay a portion of the Allowable Innovation Costs of the Project.

“Security Agreement” means the Security Agreement between the Director and the Company, of even date herewith, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Security Documents” means, collectively, the Security Agreement, the Intercreditor Agreement, the Landlord Waiver, the Perfection Certificate, and the UCC Financing Statements, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“State” means the State of Ohio.

“UCC Financing Statement” means a financing statement under Article 9 of the Ohio Commercial Code providing notice of the Director’s security interest in the Collateral.

“Use” means the use, ownership, development, construction, renovation, maintenance, management, operation or occupancy of real property, including the Project Site.

Section 1.3. Certain Words and References. Any reference herein to the Director shall include those succeeding to the Director’s functions, duties or responsibilities pursuant to or by operation of law or lawfully performing such functions. Any reference to a section or provision of the Constitution of the State or to the Act or to a section, provision or chapter of the Ohio Revised Code shall include such section, provision or chapter as from time to time amended, modified, revised, supplemented or superseded, provided that no such amendment, modification, supplementation, revision or supersession shall alter the obligation of the Company to pay all the amounts payable hereunder on the terms provided herein. All references to “generally accepted accounting principles” shall have the meaning set forth in Statement on Auditing Standards No. 69, or any predecessor or successor pronouncement of the American Institute of Certified Public Accountants, in effect for any applicable fiscal period.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “hereby,” “herein,” “hereto,” “hereunder” and similar terms refer to this Agreement or such other Loan Document as a whole; (iii) the term “heretofore” means before, and the term “hereafter” means after, the date of delivery of this Agreement or such other Loan Document; (iv) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (v) reference to any person includes such person’s successors and assigns; (vi) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vii) relative to the determination of any period of time, “from” means “from and including”; (viii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all applicable tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (ix) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; and (x) words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender.

ARTICLE II

Determinations and Representations

Section 2.1. Determinations of the Director. Pursuant to the Act and on the basis of the representations and other information provided by the Company, the Director has heretofore made certain determinations, as set forth in the Loan Approval Documents, which are hereby confirmed, and the Director hereby determines that the financial assistance to be provided by the State pursuant to this Agreement will conform to the requirements of the Act, including Sections 166.12 to 166.16 thereof, and will further and implement the purposes of the Act by creating new jobs or preserving existing jobs and employment opportunities and improving the economic welfare of the people of the State.

Section 2.2. Representations and Warranties of the Company. The Company hereby represents and warrants that:

(a)	It is a corporation for profit duly incorporated, organized, validly existing and in good standing under the laws of the State, and has all requisite power to conduct its business as now conducted and to own, hold and lease its assets and properties and is duly qualified to do business in all other jurisdictions in which it owns property or conducts its business, except where the failure to so qualify would not impair the ability of the Company to perform any of its obligations under the Loan Documents or would not materially adversely affect the financial condition of the Company, and will remain so qualified and in good standing in such jurisdictions during the term of this Agreement.

(b)	It has full power and authority to execute, deliver and perform the Loan Documents, and to enter into and carry out the transactions contemplated thereby. Such execution, delivery and performance do not, and will not, violate any provision of law applicable to the Company or the Governing Instruments of the Company and do not, and will not, conflict with or result in a default under any agreement or instrument to which the Company is a party or by which it or any of its property or assets is or may be bound. The Loan Documents have, by proper action, been duly authorized, executed and delivered and constitute legal, valid and binding obligations of the Company.

(c)	The provision of financial assistance pursuant to the Loan Approval Documents and this Agreement induced the Company to provide the Project, thereby creating new jobs or preserving existing jobs and employment opportunities and improving the economic welfare of the people of the State.

(d)	The Provision of the Project will be completed and the Project and the Company’s business will be operated and maintained in such manner as to conform with all applicable Environmental Laws and zoning, planning, building and other applicable governmental regulations imposed by any Governmental Authority and as to be consistent with the purposes of the Act.

(e)	It presently intends that the Project will be used and operated in a manner consistent with the Project Purposes until the date on which the Loan has been fully repaid, and the Company knows of no reason why the Project will not be so operated.

(f)	There are no actions, suits or proceedings pending or threatened against or affecting the Company or the Project which, if adversely determined, would individually or in the aggregate materially impair the ability of the Company to perform any of its obligations under the Loan Documents or the DCB Loan Documents or adversely affect the financial condition of the Company.

(g)	It is not in default under any of the Loan Documents or the DCB Loan Documents, or in the payment of any indebtedness for borrowed money or under any agreement or instrument evidencing any such indebtedness, and no event has occurred which by notice, the passage of time or otherwise would constitute any such event of default.

(h)	The Project Site is zoned by the City under a zoning ordinance which permits the Provision of the Project thereon in accordance with the Plans and Specifications and the operation of the Company’s business; and all utilities, including water, storm and sanitary sewer, gas, electric and telephone, and rights of access to public ways shall be available or will be provided to the Project Site in sufficient locations and capacities to meet the requirements of operating the Project and the Company’s business and of any applicable Governmental Authority.

(i)	It has made no contract or arrangement of any kind, other than the Loan Documents and the DCB Loan Documents, which has given rise to, or the performance of which by the other party thereto would give rise to, a lien or claim of lien on the Project, the Project Site or other collateral covered by the Loan Documents or the DCB Loan Documents and no materials or labor have heretofore been supplied to or performed in connection with the Project, except as permitted under the Commitment.

(j)	No representation or warranty of the Company contained in any of the Loan Approval Documents, Loan Documents or DCB Loan Documents, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to the Director by or on behalf of the Company (including, without limitation, the Application), contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

(k)	The financial statements of the Company heretofore delivered to the Director are true and correct, in all respects, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial condition and the results of operation of the Company as of the dates thereof. No materially adverse change has occurred in the financial condition of the Company reflected therein since the respective dates thereof.

(1)	All proceeds of the Loan shall be used for the payment of Allowable Innovation Costs relating to the Provision of the Project. No part of any such proceeds shall be knowingly paid to or retained by the Company or any member, owner, manager, partner, officer, shareholder, director or employee of the Company as a fee, kick-back or consideration of any type. The Company has no identity of interest with the general contractor or any architect, subcontractor, laborer or materialman performing work or services or supplying materials in connection with the Provision of the Project.

(m)	It has a good and marketable title to a leasehold interest in the Project Site and is the owner of the Project Equipment and Project Intangible Facilities, subject in all cases to no lien, charge, easement, condition, restriction or encumbrance except as created by the Loan Documents and the DCB Loan Documents, or shown as Permitted Encumbrances under the Security Documents.

(n)	(i) It is and has been at all times in compliance with all applicable Environmental Requirements relating to the

Project, the Project Site and the Use of the Project and the Project Site and the Company has not engaged in any Environmental Activity in violation of any applicable Environmental Requirements, nor has any Environmental Activity otherwise occurred, in violation of any applicable Environmental Requirements.

(ii)	No investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened in connection with any Environmental Activity or alleged Environmental Activity conducted upon the Project Site.

(iii)	No claims at any time have been made or threatened against the Company or the prior owners of the Project and/or the Project Site relating to damage, contribution, cost recovery, compensation, penalty, loss or injury resulting from any Environmental Activity or Hazardous Substance.

(iv)	It has no liability, absolute or contingent, in connection with any Environmental Activity.

(v)	No Hazardous Substances have been integrated into the Project, the Project Site or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Project or the Project Site.

(vi)	No portion of the Project or the Project Site is located within 2,000 feet of (a) a Release of a Hazardous Substance which has been reported or is required to be reported under any Environmental Requirements or (b) the location of any site used, in the past or presently, for the disposal of any Hazardous Substance.

(vii)	No occurrence or condition on any real property adjoining the Project Site exists which could cause the Project, the Project Site or any part thereof to be subject to any restrictions on ownership, occupancy, transferability or operation under any Environmental Requirement.

(viii)	It has not engaged in any Environmental Activity and no Environmental Activity has otherwise occurred, and no notice, order, directive, complaint or other written communication has been made or issued by a governmental agency or other person alleging the occurrence of Environmental Activity in, on or about the Project or the Project Site in violation of any Environmental Requirements.

(ix)	Neither the Project nor the Project Site has been used for the disposal of Hazardous Substances.

(x)	None of its business operations conducted on the Project Site have contaminated lands, waters or other property of others with Hazardous Substances.

(xi)	No underground or above ground storage tank (regardless of contents) is now located on, at or beneath the Project Site.

(xii)	Neither the Project nor the Project Site is subject to any claim which might give rise to a lien in favor of any Governmental Authority as a result of any Release or threatened Release of any Hazardous Substance or Environmental Activity.

(o)	It shall provide the Required Equity Contribution by the Completion Date and otherwise in accordance with the terms hereof and the Escrow Disbursing Agreement.

(p)	Allowable Innovation Costs which consist of the costs of (i) research and development of the Project, (ii) obtaining or creating any requisite software or computer hardware related to Project or the products or services associated therewith, (iii) testing (including, without limitation, quality control activities necessary for initial production), perfecting, and marketing of such products and services, and (iv) creating and protecting intellectual property related to the Project or any products or services related thereto, including costs of securing appropriate patent, trademark, trade secret, trade dress, copyright, or other form of intellectual property protection for the Project or related products and services, are expenditures that can and will be capitalized under applicable generally accepted accounting principles.

ARTICLE III

Loan; Provision of Project; Conditions to Disbursement

Section 3.1. Loan and Repayment.

(a) On the terms and conditions of this Agreement and the Commitment, the Director shall lend to the Company the Loan Amount to assist in the financing of the Project. The Loan shall be evidenced by this Agreement and the Note and secured by the Security Documents and the other Loan Documents, as applicable. Those instruments shall be executed and delivered by the Company to the Director on the Closing Date.

(b) The terms of repayment of the Loan shall be as set forth in the Note and the Company shall make all payments required to be made under the Note as and when due.

(c) In addition to all other payments required under the Note, upon maturity of the Loan (whether at scheduled maturity, by acceleration or otherwise), the Company shall pay to the Director a loan participation fee equal to 10% of the dollar amount of the Loan actually funded; provided, however, if the Loan is prepaid in full prior to the end of the term of the Loan, the loan participation fee shall be paid to the Director at the time of such prepayment. The anticipated amount of the participation fee is $75,000.

(d) Proceeds of the Loan shall be disbursed into the Escrow Account on each Escrow Funding Date pursuant to the terms hereof and the Escrow Disbursing Agreement upon the satisfaction of the conditions set forth in Section 3.6(a) hereof and held in accordance with the terms of this Agreement and the Escrow Disbursing Agreement. The Loan shall be disbursed only from, and only to the extent that on each Escrow Funding Date funds not heretofore committed are available to make the Loan from moneys in, the “Innovation Ohio Loan Fund” created by the Act and as defined in the Act.

(e) The Escrow Funds shall be available for disbursement until the Escrow Disbursement Termination Date, and thereafter, the Director shall have no obligation to make or approve any further disbursements from the Escrow Account. Any Escrow Funds disbursed to the Director from the Escrow Account shall reduce the principal amount of the Note.

(f) The Escrow Funds shall be disbursed from the Escrow Account on each Escrow Disbursement Date pursuant to the terms of this Agreement and the Escrow Disbursing Agreement. The Company shall be entitled to submit Disbursement Requests pursuant to the Escrow Disbursing Agreement not more frequently than once in any thirty (30) day period and for amounts not less than Fifty Thousand Dollars ($50,000) minimum, excepting the final disbursement.

(g) Each payment of Allowable Innovation Costs of the Project shall be funded 75% with Escrow Funds and 25% with the Required Equity Contribution.

Section 3.2. Provision of Project. The Company (a) has commenced or shall promptly hereafter commence the Provision of the Project; (b) shall pay all expenses incurred in such Provision from funds made available therefor in accordance with this Agreement, the Required Equity Contribution or otherwise; and (c) shall demand, sue for, levy and recover all sums of money and debts which may be due and payable under the terms of any contract, order, receipt, guaranty, warranty, writing or instruction in connection with the Provision of the Project and will enforce the terms of any contract, agreement, obligation, bond or other performance security with respect thereto. The Company confirms its agreement in the Commitment that, to the extent applicable, all wages paid to laborers and mechanics employed on the Provision of the Project shall be paid at not less than the prevailing rates of wages for laborers and mechanics for the class of work called for by the Project, which wages shall be determined in accordance with the requirements of Chapter 4115, Ohio Revised Code, for determination of prevailing wage rates; provided that if the Company undertakes, as part of the Project, work to be performed by its regular bargaining unit employees who are covered under a collective bargaining agreement which was in existence prior to the date of the Commitment, the rate of pay provided under the applicable collective bargaining agreement may be paid to such employees.

Section 3.3. Plans and Specifications; Inspections. At the Director’s option, the Director may designate an employee or officer of the State or may retain, at the Company’s expense, an architect, engineer, appraiser or other consultant for the purpose of approving the Plans and Specifications, verifying costs and performing inspections of the Project as Provision of the Project progresses. Such inspections, reviews or approvals shall not impose any responsibility or liability of any nature upon the Director, the State or officers, employees, agents, representatives or designees of the Director or the State, or, without limitation, make or cause to be made any warranty or representation as to the adequacy or safety of the structures or any of their component parts or any other physical condition or feature pertaining to the Project and the Project Site. The Company shall, at the request of the Director, make periodic reports (including, if required, submission of updated Cost Certifications) to the Director concerning the status of completion and the expenditures for costs in respect thereof.

The Company may revise the Plans and Specifications from time to time; provided that no revision shall be made (a) which would change the Project Purposes to purposes other than those permitted by the Act; (b) without obtaining, to the extent required by law, the approval of any applicable Governmental Authority; and (c) without the prior written approval of the Director if such revision would change the amounts set forth in the most recently furnished Cost Certification. In any event, all revisions to the Plans and Specifications shall be promptly filed with the Director.

Section 3.4. Company Required to Pay Costs in Event Proceeds Insufficient. In the event that the proceeds of the Loan and the Required Equity Contribution are not sufficient to pay all costs of the Project, the Company shall, nonetheless and irrespective of the cause of such deficiency, complete the Project in accordance with the Plans and Specifications and pay all costs of such completion in full from its own funds.

Section 3.5. Completion Date. The Completion Date shall occur not later than September 30, 2011, and shall be evidenced to the Director by a certificate of the Company stating (a) the Completion Date, (b) that all licenses, permits and approvals for the Project required by any Governmental Authority have been procured and/or obtained, (c) that all improvements and additions reflected in the Plans and Specifications have been made, all Project Equipment, if any, is installed and operational, and the Provision of the Project has been completed, (d) that all costs of providing the Project have been paid, and (e) the date as of which operation of the Project shall commence.

Section 3.6. Conditions to Disbursement.

(a) Disbursement of Loan Proceeds to Escrow Account. Prior to the Director authorizing disbursement of any proceeds of the Loan to the Escrow Account pursuant to the terms of this Agreement and the Escrow Disbursing Agreement, the Director shall have received the following:

(i)	the executed Note;

(ii)	evidence of the liability and property insurance required by the Security Documents (on ACORD form 27);

(iii)	determination of prevailing wage by the Wage and Hour Bureau of the Department of Commerce of the State, if applicable;

(iv)	the duly executed Security Documents, Escrow Disbursing Agreement and all other Loan Documents;

(v)	the Company’s Certificate of Corporate Good Standing issued by the Secretary of State of the State, dated within 10 days of the date of this Agreement;

(vi)	certified copy of the resolutions of the governing board/body of the Company authorizing execution, delivery and performance of all Loan Documents;

(vii)	the UCC Financing Statement to evidence and perfect the security interests created by the Security Documents;

(viii)	certificate of incumbency as to the Company;

(ix)	copies, certified by the Company to be true, correct and complete, of the Governing Instruments of the Company;

(x)	an opinion of the Company’s legal counsel which sets forth substantially the following:

(A)	that the Company is a corporation duly incorporated, organized and validly existing under the laws of, and in good standing with, the State;

(B)	that the Company has full power and authority to own its properties and conduct its business and to execute and deliver the Loan Documents;

(C)	that the execution, delivery and performance of the Loan Documents by the Company have been duly authorized by all necessary corporate action by the Company;

(D)

that the execution and delivery of the Loan Documents by the Company, and the performance of its obligations thereunder, do not conflict with the Governing Instruments of the Company, or, to the knowledge of such counsel, constitute a default under, conflict with or violate any judgment, decree, indenture, mortgage, deed of trust, lease, guaranty, agreement or other instrument to which the Company is a party or by which the Company is bound, or, to the knowledge of such counsel, conflict with or violate any provisions of law, administrative regulation, or court order or consent decree;

(E)	that the Loan Documents have been duly executed and delivered by the Company and are valid and binding instruments, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws or equitable principles affecting the enforcement of creditor’s rights generally;

(F)	that the execution and delivery by the Company of the Loan Documents and the performance of its obligations thereunder neither is prohibited by, nor subjects the Company to a fine, penalty or other similar sanction under, any statute or regulation of any Governmental Authority and the Company has obtained any and all requisite governmental consents, permits, licenses and approvals necessary for the Company to enter into, execute and deliver the Loan Documents and to perform the Company’s obligations thereunder;

(G)	that there are no actions, suits or proceedings, at law or in equity, or before or by any court, public board or body, pending or, to the knowledge of counsel, threatened affecting the Company or the Project which, if adversely determined, would individually or in the aggregate materially impair the ability of the Company to perform any of its obligations under the Loan Documents or would materially adversely affect the financial condition of the Company; and

(H)	The Security Agreement creates in favor of the Director as security for the Company’s obligations under the Loan Documents, a valid, good and enforceable security interest in the Company’s rights in the Collateral to which Article 9 of the Ohio Commercial Code is applicable; and

(I)	The UCC Financing Statement is in proper form under the applicable laws of the State of Ohio to be accepted for filing by the Secretary of State of the State of Ohio. Upon due recordation with the Secretary of State of Ohio, the UCC Financing Statement will perfect in favor of the Director a valid, good, and enforceable lien of record in that portion of the Collateral in which a security interest may be perfected by filing an initial financing statement with the Secretary of State of Ohio under the Ohio Commercial Code, as security for the payment and performance of the Company’s obligations under the Loan Documents.

(xi)	copies of all licenses and permits required by any Governmental Authority in connection with the Project and the operation thereof;

(xii)	Notice of Commencement as required by Chapter 1311, Ohio Revised Code, if applicable;

(xiii)	evidence satisfactory to the Director that the Project Site is not located in a an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or if the Project Site is located in such an area, that appropriate flood insurance or other satisfactory measures have been taken to protect the Project Site and the Project from flood damage;

(xiv)	a copy of the Plans and Specifications, if requested by the Director;

(xv)	UCC security interest, judgment and tax lien searches regarding the Company from all appropriate jurisdictions;

(xvi)	landlord waivers; and

(xvii)	such other certifications, documents or opinions as the Director may reasonably request.

(b) Disbursement of Funds from the Escrow Account. Subject to the terms hereof and the Escrow Disbursing Agreement, the disbursement of Escrow Funds shall be made on each Escrow Disbursement Date, provided the affirmations set forth in subsection (d) below are true, accurate and complete and the Director shall have received the following on or before each such Escrow Disbursement Date:

(i)	a Disbursement Request, duly completed and executed by the Company, indicating the nature of each Allowable Innovation Cost incurred, the amount thereof, that the Required Equity Contribution has been paid from retained earnings and/or working capital of the Company and setting forth a date (which must be a Business Day) not less than 10 days nor more than 25 days from the date of the submission of the Disbursement Request, upon which the disbursement is to be made;

(ii)	a Cost Certification;

(iii)	a written certification from the Company that certain technical milestones set forth in Schedule 1.2 attached hereto have been met with respect to the Project and that the Allowable Innovation Costs are capitalizable expenses under generally accepted accounting principles, consistently applied;

(iv)	such other certifications, documents or opinions as the Director may reasonably request; and

(v)	in connection with the final Escrow Disbursement Date, the following additional items:

(1)	the items required by Section 3.5 hereof;

(2)	if applicable, certificate of compliance issued by the Wage and Hour Bureau of the Department of Commerce of the State, certifying as to full compliance with Chapter 4115, Ohio Revised Code;

(3)	Final Cost Certificate;

(4)	certificate of occupancy, if applicable; and

(5)	list of all contractors and subcontractors (names and addresses) who worked on the Project, if applicable.

(c) If the items described in subsection 3.6(b) received by the Director are deemed by it to be satisfactory in form, substance and execution and if the Director shall have approved the disbursement of Escrow Funds as set forth in the Disbursement Request, the Director shall instruct the Escrow Agent to disburse the appropriate portion of the Escrow Funds to the Company and in the amounts shown on the Disbursement Request.

(d) Each Disbursement Request shall be deemed an affirmation by the Company that (i) the undisbursed portion of the Escrow Funds, after the requested disbursement, together with the undisbursed portion of the Required Equity Contribution, will be sufficient to complete the Project, (ii) the Project Equipment which is described in the Disbursement Request has been delivered and accepted by the Company, (iii) the representations and warranties of Company set forth in the Loan Documents and the Loan Approval Documents remain true and correct as of the date of the disbursement of Escrow Funds in accordance with such Disbursement Request, (iv) no Event of Default shall have occurred as of the date of the disbursement of Escrow Funds in accordance with such Disbursement Request, (v) each item for which payment is requested hereunder is an Allowable Innovation Cost, properly payable out of the Escrow Funds in accordance with the terms and conditions of this Agreement and the other Loan Documents; (vi) none of the items for which payment is requested had formed the basis for any payment heretofore made from the Escrow Funds; and (vii) each item for which payment is requested is necessary in connection with the Project.

(e) Upon the giving of written notice by the Director to the Escrow Agent that no further disbursements of the Escrow Funds and/or interest accrued on the Escrow Funds shall be made (whether due to the occurrence of an Event of Default under the Loan Documents or upon the occurrence of such other event permitting the Director to terminate disbursement as provided for herein), the Escrow Agent shall not make any further disbursements of the Escrow Funds and/or such accrued interest until the Escrow Agent is notified in writing by the Director that either (i) such disbursements may resume, or (ii) the Escrow Agent shall disburse all remaining Escrow Funds, together with all accrued interest thereon, to the Director.

Section 3.7. Postponement of Escrow Disbursement Termination Date. At the written request of the Company setting forth the reasons therefor and received at least 20 days prior to the Escrow Disbursement Termination Date, the Director may, but shall be under no obligation to, postpone the Escrow Disbursement Termination Date to a later date. No such postponement shall be deemed to have been granted unless stated in a writing signed by the Director specifying the length of the extension given. If for any reason the Loan and the Escrow Funds shall not have been fully disbursed on or before the Escrow Disbursement Termination Date or such subsequent date as the Director shall have specified in writing pursuant to the preceding sentence, the Director shall not have any obligation to approve or permit any further disbursement of proceeds of the Loan to the Escrow Account nor disbursement of Escrow Funds from the Escrow Account to the Company. For purposes of this Section, time is of the essence.

Section 3.8. Payment of Costs; Indemnification.

(a)	The Company shall pay all costs incident to the Loan, including, but not limited to, recording fees, insurance fees, escrow fees and all costs and expenses incurred by the Director.

(b)	The Company shall, at its sole cost and expense, defend, indemnify and hold the Director and any officials, employees, agents and representatives of the Director and the State, its and their successors and assigns, harmless from and against, and shall reimburse the Director and any officials, employees, agents and representatives of the Director and the State, its and their successors and assigns for, any and all loss, cost, claim, liability, damage, judgment, penalty, injunctive relief, action or cause of action arising in connection with or as the result of:

(i)	any past, present or future existence, use, handling, storage, transportation, manufacture, Release, threat of Release, or disposal of any Hazardous Substance in, on or under the Project or the Project Site;

(ii)	the occurrence of any Environmental Activity in violation of any Environmental Requirement, or any failure of the Company or any operator of the Project or Project Site to comply with all applicable Environmental Requirements relating to the Project or the Project Site or the Use of the Project or the Project Site;

(iii)	any investigation, inquiry, order, hearing, action or other proceeding by or before any Governmental Authority in connection with any Environmental Activity occurring or allegedly occurring on or about the Project or the Project Site;

(iv)	any failure of any representation and/or warranty set forth herein or in any other Loan Document to be correct in all respects;

(v)	any failure of the Company to perform any covenant set forth herein or in any other Loan Document;

(vi)	any claim, demand or cause of action, or any action or other proceedings, whether meritorious or not, brought or asserted against the Director and/or any officials, employees, agents and representatives of the Director and the State, its and their successors and assigns, which directly or indirectly relates to, arises from or is based on any of the matters described in clauses (i) through (v) of this Section 3.8(b) or any allegation of any such matters; or

(vii)	the execution and delivery of this Agreement or any other Loan Documents and the transactions contemplated thereby, and the preparation of documents relating to the disbursement of the Loan, including all aforementioned costs and expenses, regardless of whether or not the disbursement of the Loan shall actually occur; and

(viii)	the enforcement of this Agreement or the assertion by the Company of any defense to its obligations hereunder. This indemnity and hold harmless provision shall apply to all of clauses (i) through (viii) of this Section 3.8(b) whether such events, acts or omissions are foreseeable or unforeseeable, regardless of the source, the time of occurrence or the time of discovery, and whether any of such matters arise before or after foreclosure of the Security Documents or other taking of title to all or any portion of the Project Site and/or the Project by the Director, its successors and/or assigns (all of this preceding sentence hereinafter collectively referred to as a “Loss”). The foregoing indemnification against Loss includes, without limitation, indemnification against all costs in law or in equity of removal, response, investigation, or remediation of any kind, and disposal of such Hazardous Substances, all costs of determining whether the Project or the Project Site is in compliance with, and of causing the Project or the Project Site to be in compliance with, all applicable Environmental Requirements, all reasonable costs incurred to take precautions to protect against the Release of Hazardous Substances on, in, under or affecting the Project and the Project Site, all reasonable costs associated with any Corrective Work, all reasonable costs associated with claims for damages to persons, property, or natural resources, any reasonable loss to the Director from the diminution in the value of the Project or the Project Site, and the Director’s attorneys’ and consultants’ fees, court costs and expenses incurred in connection with any thereof.

(c)	The provisions of this Section 3.8 shall survive the termination of this Agreement.

ARTICLE IV

Additional Covenants and Agreements

Section 4.1. Employment Statement; Job Creation. The Company shall furnish to the Director upon request, but in any event not less frequently than concurrently with the annual financial statements to be furnished pursuant to Section 4.3(e)(ii) hereof, throughout the term of the Loan a statement certifying (a) the number of employees of the Company employed on the Project as of the date of the Application; (b) the number of employees of the Company currently employed on the Project; (c) the number of any and all employees of the Company laid off or terminated from the Project since the Closing Date; (d) the current number of women and minority employees of the Company employed on the Project; and (e) such other employment, economic and statistical data concerning the Company as may be reasonably requested by the Director.

The Company has represented that the Loan will permit the Company to secure twenty-five (25) not at-risk full-time jobs at the Project Site, and create an estimated fifteen (15) new full-time jobs and employment opportunities at the Project Site during the three-year period after the Completion Date. If the Company fails, for reasons other than Market Conditions, to retain and create an aggregate of at least twenty-five (25) such jobs and employment opportunities, the interest rate on the outstanding balance of the Loan shall, at the option of the Director, increase to ten percent (10%) per annum.

Section 4.2. Public Offering. The Loan and all other amounts payable by the Company under this Agreement and the other Loan Documents shall be due and payable in full if the Company shall undertake and complete an initial public offering of its securities.

Section 4.3. Affirmative Covenants of the Company. Throughout the term of this Agreement, the Company shall:

(a)	Taxes and Assessments. Pay and discharge promptly, or cause to be paid and discharged promptly, when due and payable, all taxes, assessments and governmental charges, levies or claims imposed upon it, its income or any of its property, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or charge upon its property.

Notwithstanding the preceding paragraph, the Company may, at the Company’s expense and after prior notice to the Director, by appropriate proceedings diligently prosecuted, contest in good faith the validity or amount of any such taxes, assessments, governmental charges, levies and claims and during the period of contest, and after notice to the Director, may permit the items so contested to remain unpaid, provided that adequate reserves or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made by the Company. However, if at any time the Director shall notify the Company that, in the opinion of legal counsel satisfactory to the Director, by nonpayment of any such items the lien created by the Security Documents as to any part of the Project, the Project Site and/or the Collateral will be materially affected or the Project, the Project Site and/or the Collateral or any part thereof will be subject to imminent loss or forfeiture, the Company shall promptly pay such taxes, assessments, charges, levies or claims.

(b)	Maintain Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights and franchises.

(c)	Maintain Property. Maintain and keep its property in good repair, working order and condition, and from time to time make all repairs, renewals and replacements which, in the opinion of the Company, are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, subject to the terms of the Security Documents, that nothing in this subsection (c) shall prevent the Company from selling or otherwise disposing of any property whenever, in the good faith judgment of the Company, such property is obsolete, worn out, without economic value or unnecessary for the conduct of the business of the Company.

(d)	Maintain Insurance. Keep all of its insurable property insured against loss or damage by fire and other risks, maintain public liability insurance against claims for personal injury, death, or property damage suffered by others upon, in or about any premises occupied by the Company; and maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business. All insurance for which provision has been made in this subsection (d) shall be maintained against such risks and in at least such amounts as set forth in the Security Documents, and all insurance herein provided for shall be effected and maintained in force under a policy or policies issued by insurers of recognized responsibility, except that it may effect worker’s compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance which is in accordance with applicable law.

(e)	Furnish Information. Furnish to the Director:

(i)	Quarterly Reports. Within 30 days after the end of each quarterly period of each fiscal year of the Company, a copy of its prepared financial statements, including the balance sheet of the Company as at the end of such quarterly period, together with related statements of income, retained earnings and cash flows for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarter, setting forth in comparative form the corresponding figures as at the end of or for the corresponding quarter of the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to usual year-end audit adjustments.

(ii)	Annual Reports. Within 120 days after the end of each fiscal year of the Company, a copy of its reviewed financial statements, including the balance sheet of the Company as at the end of such fiscal year, together with related statements of income, retained earnings and cash flows for such fiscal year, setting forth in comparative form the corresponding figures as at the end of or for the previous fiscal year, all in reasonable detail and all examined by and accompanied by a review or opinion of its independent certified public accountants to the effect that such financial statements were prepared in accordance with the generally accepted accounting principles consistently applied, and present fairly the Company’s financial position at the close of such periods and the results of its operations for such periods.

(iii)	Certificate; No Default. With each of the financial reports required to be furnished under this Section, a certificate of the Company’s chief executive officer or chief financial officer stating that (a) no Event of Default has occurred and is continuing and no event or circumstance which would constitute an Event of Default, but for the requirement that notice be given, time elapse or otherwise, has occurred and is continuing, or, if such an Event of Default or such event or circumstance has occurred and is continuing, a statement as to the nature thereof and the action which the Company proposes to take with respect thereto, and that (b) no action, suit or proceeding by it or against it at law or in equity, or before any governmental instrumentality or agency, is pending or threatened, which, if adversely determined, would materially impair the right or ability of the Company to carry on the business which is contemplated in connection with the Project or would materially impair the right or ability of the Company to perform the transactions contemplated by this Agreement, the other Loan Documents or would materially and adversely affect its business, operations, properties, assets or condition, all as of the date of such certificate, except as disclosed in such certificate.

(iv)	Other Information. Such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Company as the Director may reasonably request.

(f)	Deliver Notice. Forthwith upon learning of any of the following, deliver written notice thereof to the Director, describing the same and the steps being taken by the Company with respect thereto:

(i)	the occurrence of an Event of Default or an event or circumstance which would constitute an Event of Default, but for the requirement that notice be given, elapse of time or otherwise; or

(ii)	any action, suit or proceeding by it or against it at law or in equity, or before any governmental instrumentality or agency, instituted or threatened which, if adversely determined, would materially impair the right or ability of the Company to carry on the business which is contemplated in connection with the Project or would materially impair the right or ability of the Company to perform the transactions contemplated by the Loan Documents, or would materially and adversely affect its business, operations, properties, assets or condition; or

(iii)	the occurrence of a Reportable Event under, or the institution of steps by the Company to withdraw from, or the institution of any steps to terminate, any Plan as to which the Company may have liability; or

(iv)	any material communication affecting the Project, the Project Site or the DCB Loan Documents, and the Company will promptly respond fully to any inquiry of the Director made with respect thereto.

(g)	Inspection Rights. Permit the Director, or any agents or representatives thereof, to examine and make copies of and abstract from the records and books of account of, and visit the properties of, the Company and discuss the general business affairs of the Company with any of its officers.

(h)	Purchases. Use its best efforts to purchase goods and services from persons and business entities located in this State.

(i)	Environmental Matters.

(i)	Comply with all Environmental Requirements relating to the Project and the Project Site or to the Use of the Project and the Project Site.

(ii)	Notify the Director, within 15 days, if it commences to contest the assertion of any Governmental Authority or any third party of any obligation or liability affecting it or the Project, the Project Site or any part thereof regarding an Environmental Activity or an Environmental Requirement, and, if requested by the Director, shall give the Director monthly reports thereafter during the period of such contest. If the Company contests the assertion of any such obligation or liability, such contest shall be diligently prosecuted until a final judgment is obtained. If such contest is unsuccessful, the Company shall promptly commence Corrective Work. If the Company is not contesting the assertion of any such obligation or liability, the Company shall commence Corrective Work promptly after the Company obtains actual knowledge of any Hazardous Substances on, in or affecting the Project or the Project Site.

(iii)	Notify the Director prior to the commencement of any Corrective Work, and shall promptly submit to the Director, for the Director’s review, reasonably detailed plans for any such Corrective Work. If the Director, based upon the proper advice and judgment of the Director’s experts, reasonably rejects such plans, the Company shall promptly submit revised plans to the Director. The Director shall have no liability to the Company or any third party for accepting or rejecting such plans. After the commencement of Corrective Work, the Company shall, if requested by the Director, give the Director monthly reports during the performance of such Corrective Work.

(j)	Operations; Chief Executive Office. Maintain its primary operations and chief executive office in the State during the term of the Loan; if such operations are not so maintained, the Loan and all other amounts payable by the Company under the Agreement and Loan Documents shall be due and payable in full. Prior to any change in the location of the Company’s primary operations and chief executive office, Company shall obtain the written consent of the Director, which consent may be given or withheld in the Director’s sole discretion, and shall deliver to the Director a landlord waiver in form and substance substantially similar to the Landlord Waiver delivered on the Closing Date or a mortgage in form and substance satisfactory to the Director, as applicable, and any other documents or agreements as Director requests and deems necessary and advisable in its discretion to preserve and protect its security interests granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder.

Section 4.4. Negative Covenants of the Company. Throughout the term of this Agreement, the Company and its ERISA Affiliates shall not:

(a)	Maintain Existence. Sell, transfer or otherwise dispose of all, or substantially all, of its assets, consolidate with or merge into any other entity, or permit one or more entities to consolidate with or merge into it; provided, however, that the Company may, without violating the agreement contained in this subsection (a), consolidate with or merge into another entity, or permit one or more other entities to consolidate with or merge into it, or sell, transfer or otherwise dispose of all, or substantially all, of its assets and thereafter dissolve if: (i) the prior written consent of the Director is obtained; (ii) the surviving, resulting or transferee entity, as the case may be, assumes in writing all of the obligations of the Company hereunder (if such surviving, resulting or transferee entity is other than the Company); and (iii) the surviving, resulting or transferee entity, as the case may be, is an entity duly organized and validly existing under the laws of the State or duly qualified to do business therein, and has a net worth of not less than that of the Company immediately prior to such disposition, consolidation or merger, transfer or change of form.

(b)

ERISA. (i) Voluntarily terminate, or file a notice of intent to terminate, any Plan maintained for employees of the Company or any ERISA Affiliate and covered by Title IV of ERISA; (ii) adopt any amendment to a Plan that is treated as a termination under Section 4041 or 4041A of ERISA; (iii) withdraw from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or have a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iv) enter into any Prohibited Transaction involving any Plan; (v) cause the occurrence of any Reportable Event for which the PBGC has not waived the requirement of notice; (vi) cause a complete or partial withdrawal from a Multiemployer Plan or receive notification that a Multiemployer Plan is in reorganization; (vii) allow or suffer to exist commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (viii) allow to exist an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (ix) cause the imposition of any liability under Title IV of ERISA on the Company or any ERISA Affiliate, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (x) allow or suffer to exist any other event or condition that results in any material liability of the Company or any ERISA Affiliate to the PBGC.

(c)	Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

(d)	Assignment or Lease. In whole or in part, assign this Agreement or lease or grant the right to occupy or use the Project to others, without the prior written consent of the Director.

(e)	Encumbered Assets. Pledge, assign, hypothecate or in any manner encumber any of its assets excepting, however, pursuant to the Loan Documents and the DCB Loan Documents.

(f)	Removal of Assets. Remove, transfer or transport any of the Company’s assets from the Project Site other than the operation of motor vehicles or the shipment of goods in the ordinary course of business.

(g)	Environmental Matters. Produce, treat, store, generate, dispose of or Release any Hazardous Substance in violation of any Environmental Requirement.

(h)	Suspension of Operation. Suspend or discontinue operation of its business.

(i)	Stock Transfers. Issue, transfer, sell, or cause to be issued, transferred or sold, any shares of its capital stock.

(j)

Leasebacks. Enter into any arrangements, directly or indirectly, with any person whereby the Company shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in the Company’s business, in connection with the rental or lease or the property so sold or transferred or of other property which the Company intends to use for substantially the same purpose or purposes as the property so sold or transferred.

(k)	Change of Business. Enter into any business which is substantially different from that presently conducted by the Company without the written consent of the Director.

(l)	Zoning Changes. Initiate, approve or acquiesce to any change in or modification to the zoning in effect for the Project Site or any portion thereof without the prior written consent of the Director. The Company shall promptly notify the Director of any such proposed change or modification stating in reasonable detail the anticipated or proposed change and the manner in which such change would affect the Company’s use and enjoyment of the Project Site, or any part thereof. The Director shall have the right to participate in any and all proceedings, judicial, administrative or otherwise, with respect to or in any way affecting the Project Site, including, without limitation, zoning, environmental and other matters.

(m)	Modification of DCB Loan Documents. Enter into any modification, amendment or alteration of any DCB Loan Document which changes the amount of the DCB Loan or the payment schedule for the DCB Loan or which materially affects the rights and interests of the Director as determined by the Director in its sole discretion without the prior written consent of the Director.

(n)	Shareholder Loans. The Company shall not receive, incur, or have outstanding, any loan from any officer, director or holder of 5% or more of the Company’s equity securities (present or future) (a “Shareholder Loan”), unless such Shareholder Loan is subordinated to the Loan and all obligations owing to Director pursuant to the Loan Documents. The Company shall promptly obtain and deliver to Director an executed subordination agreement relating to any such Shareholder Loan in form and content satisfactory to Director (a “Subordination Agreement”). The Company shall not pay, or otherwise make a distribution as satisfaction for, interest on any Shareholder Loan except to the extent as may be permitted under the Subordination Agreement applicable thereto. Payments of principal on Shareholder Loans shall not be made except to the extent as may be permitted under the Subordination Agreement applicable thereto.

ARTICLE V

Events of Default and Remedies; Termination

Section 5.1. Events of Default. Each of the following shall be an “Event of Default”:

(a)	the Company shall fail to pay when due any amount payable pursuant to this Agreement or under the Note; or

(b)	failure by the Company to pay when due any other amounts to be so paid to the Director under this Agreement or any Loan Document; or

(c)	failure by the Company to observe and perform any term, covenant or agreement contained in Section 4.1 hereof; or

(d)	the Company shall fail to observe and perform any agreement, covenant, term or condition contained in this Agreement (other than as required pursuant to subsections (a), (b) and (c) above), and such failure continues for a period of 30 days after the Company has knowledge thereof; provided, however, that such 30 day cure period shall not apply to (i) any failure which in the good faith opinion of the Director is incapable of cure, (ii) any failure which has previously occurred, or (iii) any failure to maintain and keep in effect any insurance required by the Loan Documents; or

(e)	any representation or warranty made by the Company (or any of its officers) herein or in any other Loan Documents or Loan Approval Documents or in connection herewith or therewith shall prove to have been incorrect in any material respect when made; or

(f)	the Company shall fail to pay any indebtedness of the Company, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, by acceleration, on demand or otherwise), including, without limitation, the DCB Loan Documents, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, including, without limitation, the DCB Loan Documents, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(g)

the Company commences a voluntary case concerning it under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Company under the Bankruptcy Code and relief is ordered against the Company, or the petition is controverted but is not dismissed within 60 days after the commencement of the case; or the Company is not generally paying its debts as such debts become due; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company; or the Company commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect; or there is commenced against the Company any such proceeding which remains undismissed for a period of 60 days; or the Company is adjudicated insolvent or bankrupt; or the Company fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding or any order of relief or other order approving any such case or proceeding or in the appointment of any custodian or the like of or for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of 60 days; or the Company makes a general assignment for the benefit of creditors; or any action is taken by the Company for the purpose of effecting any of the foregoing; or a receiver or trustee or any other officer or representative of the court or of creditors, or any court, governmental officer or agency, shall under color of legal authority, take and hold possession of any substantial part of the property or assets of the Company for a period in excess of 60 days; or

(h)	a judgment or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000.00) shall be rendered against the Company and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)	the Company fails to meet its minimum funding requirements under Section 301 et seq. of ERISA, with respect to any of its Plans; or

(j)	any default in the observance or performance of any other covenant, condition or provision (other than set forth above) under any other Loan Document or the DCB Loan Documents shall have occurred and be continuing; or

(k)	the Project is not completed by the Completion Date.

Section 5.2. Remedies on Default. Whenever an Event of Default shall have occurred and be continuing, any one or more of the following remedial steps may be taken:

(a)	if none of the proceeds of the Loan has been disbursed into the Escrow Account, the Director may terminate any and all of the Director’s obligations under this Agreement and the Commitment;

(b)	if the Loan has not been fully disbursed into the Escrow Account, the Director may terminate any and all of the Director’s obligations under this Agreement and the Commitment to make any further advance of proceeds of the Loan into the Escrow Account;

(c)	if the Escrow Funds have not been fully disbursed from the Escrow Account, the Director may terminate any and all of the Director’s obligations under this Agreement and the Commitment, to approve or permit any further disbursements from the Escrow Account and at the request of the Director, all amounts then held in the Escrow Account shall be disbursed to the Director;

(d)	the Director may declare all payments under the Note to be immediately due and payable, whereupon the same shall become immediately due and payable;

(e)	the Director may exercise any or all or any combination of the remedies specified in any Loan Document;

(f)	the Director may have access to, inspect, examine and make copies of the books and records, accounts and financial data of the Company; or

(g)	the Director may pursue all remedies now or hereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this Agreement, the Security Documents, the Note or any other Loan Documents, or to enforce the performance and observance of any other obligation or agreement of the Company under the Loan Documents.

Section 5.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Director by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, each other Loan Document, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Director to exercise any remedy reserved to the Director in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly provided for herein or required by law.

Section 5.4. Agreement to Pay Expenses and Attorneys’ Fees. If an Event of Default shall occur and the Director shall incur expenses, including reasonable attorney’s fees, in connection with the enforcement of this Agreement or any other Loan Document, or the collection of sums due thereunder, the Company shall reimburse the Director for the expenses so incurred upon demand. If any such expenses are not so reimbursed, the amount thereof, together with interest thereon from the date of demand for payment at the Interest Rate for Advances (as defined in the Security Documents), shall constitute additional indebtedness secured by the Security Documents, and in any action brought to collect such indebtedness or to foreclose or enforce the Security Documents, the Director shall be entitled to seek the recovery of such expenses in such action.

Section 5.5. No Waiver. No failure by the Director to insist upon the strict performance by the Company of any provision hereof shall constitute a waiver of the Director’s right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.

ARTICLE VI

Miscellaneous

Section 6.1. Term of Agreement. This Agreement shall be and remain in full force and effect from the date of its delivery until (a) the termination of this Agreement pursuant to Section 5.2(a)-(c) hereof or (b) such time as the Loan shall have been fully repaid and all other sums payable by the Company under this Agreement, the Security Documents, the Note and the other Loan Documents shall have been paid.

Section 6.2. Notices. (a) All notices, certificates, requests or other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, postage prepaid, or sent by telecopier. The Company or the Director may, by notice given hereunder, change a Notice Address or designate any further addresses to which subsequent notices, certificates, requests or other communications shall be sent. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 6.2(b), shall be effective as provided in such Section.

(b) Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Director. The Director or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Director otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 6.3. Extent of Covenants of the Director; No Personal Liability. All covenants, obligations and agreements of the Director contained in this Agreement and all other Loan Documents shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future Director in other than such Director’s official capacity acting pursuant to the Act.

Section 6.4. Binding Effect. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Director, the Company and their respective successors and assigns; provided, however, the Company may not assign this Agreement or any of the Loan Documents without the prior written consent of the Director.

Section 6.5. Amendments and Supplements. This Agreement may not be amended or supplemented except by an instrument in writing executed by the Director and the Company.

Section 6.6. Execution Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

Section 6.7. Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein, is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable provision were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement, shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

Section 6.8. Captions; Entire Agreement. The captions and headings in this Agreement shall be solely for convenience of reference and shall in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement. All exhibits and schedules to this Agreement shall be annexed hereto and shall be deemed to be part of this Agreement. This Agreement and the exhibits and schedules attached hereto and the Loan Documents embody the entire agreement and understanding between the Director and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 6.9. Interpretation. This Agreement shall be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein shall not be interpreted against any party but shall be interpreted according to the rules for the interpretation of arm’s length agreements.

Section 6.10 WAIVER OF JURY TRIAL. THE COMPANY AND THE DIRECTOR, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS LOAN AGREEMENT, THE NOTE, THE SECURITY DOCUMENTS, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. THIS WAIVER SHALL NOT IN ANY WAY AFFECT THE DIRECTOR’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THE NOTE, IN ANY LOAN DOCUMENT OR ANY RELATED INSTRUMENT OR AGREEMENT. NEITHER THE COMPANY NOR THE DIRECTOR SHALL

SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE COMPANY OR THE DIRECTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

Section 6.11. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

[Signature Page Follows]

IN WITNESS WHEREOF, this Loan Agreement has been executed and delivered as of the date hereinbefore written.

DIRECTOR OF DEVELOPMENT
of the State of Ohio, acting for and
on behalf of the State of Ohio

By:	/s/ Christiane Schmenk
Christiane Schmenk
Chief Legal Counsel

INTELLINETICS, INC.,
an Ohio corporation

By:	/s/ Matthew L. Chretien
Matthew L. Chretien, President

EXHIBIT A

(to Loan Agreement between the Director of Development of the State of Ohio and Intellinetics, Inc., dated June 3, 2011)

Form of Note

COGNOVIT PROMISSORY NOTE

$ 750,000	June 3, 2011

For value received, Intellinetics, Inc., an Ohio corporation (the “Company”), promises to pay to the order of the Director of Development of the State of Ohio (the “Director”), at Strategic Business Investment Division, 77 South High Street, 28th Floor, P.O. Box 1001, Columbus, Ohio 43216-1001, or at such other address as may be designated in writing by the Director, the principal sum of Seven Hundred and Fifty Thousand Dollars ($750,000), or such amount thereof as shall be disbursed to the Company, with interest on the amount of principal from time to time outstanding from the first Escrow Funding Date as specified under and defined in the Loan Agreement between the Director and the Company dated as of June 3, 2011 (the “Loan Agreement”), at the rate of one percent (1%) per annum during the twelve months next succeeding the first Escrow Funding Date, and thereafter at the rate of seven percent (7%) per annum until paid, subject to adjustment as set forth in the Loan Agreement or herein. Interest on this Note shall be paid in monthly installments, which shall be due and payable on the first day of each calendar month, commencing with the first day of July, 2011 (the “First Interest Payment Date”) and such amount shall include interest accrued thereon from the first Escrow Funding Date to the First Interest Payment Date. The principal of this Note shall be paid in sixty (60) consecutive monthly installments in the amounts set forth on Schedule A attached hereto, each plus interest thereon, which shall be due and payable on the first day of each calendar month commencing on the first day of July 1, 2013 (the “First Installment Date”) and ending on June 1, 2018 (the “Last Installment Date”) and the amount of the installment payable on the Last Installment Date shall be equal to the balance of the principal sum outstanding, together with interest accrued thereon and yet unpaid. In addition, the Company promises to pay to the order of the Director a monthly service fee equal to one-twelfth (1/12) of one percent (1.0%) of the principal balance outstanding from time to time under this Note (the “Service Fee”), and such Service Fee shall be due and payable on the first day of each calendar month commencing on the first day of the second month after the first Escrow Funding Date and continuing each following month until and including the Last Installment Date.

In addition to all other payments required hereunder, upon maturity of the Loan (as defined in the Loan Agreement) whether at scheduled maturity, by acceleration or otherwise, the Company shall pay to the Director a loan participation fee equal to 10% of the dollar amount of the Loan actually funded; provided, however, if the Loan is prepaid in full prior to Last Installment Date, the loan participation fee shall be paid to the Director at the time of such prepayment.

This Note does not of itself constitute a commitment by the Director to make any disbursement of the Loan (as defined in the Loan Agreement) to the Company. The conditions for making such a disbursement are set forth in the Loan Agreement. The disbursements made by the Director to the Company shall not exceed the face amount of this Note and the total amount of such disbursement is limited by and subject to the conditions for making disbursement of the Loan as set forth in the Loan Agreement.

The annual rate of interest stated herein shall apply to a 360-day period, and amounts of interest due hereunder shall be computed upon the basis of 30-day months. Installments of principal, interest and monthly service fee shall be applied first to monthly service fee, then interest as provided herein and the balance to principal due hereunder.

The Company may prepay all or any portion of the principal sum hereof at any time without penalty. All such prepayments shall be applied to the payment of the principal installments due hereon in the inverse order of their maturity, and shall be accompanied by the payment of accrued interest and monthly service fee on the amount of the prepayment to the date thereof.

The payment of this Note and all interest and monthly service fees hereon is secured by a Security Agreement, Intercreditor Agreement, and UCC Financing Statements (collectively, the “Security Documents”). The covenants, conditions and agreements contained in the Security Documents and the Loan Agreement are hereby made a part of this Note.

The Company, each endorser and any other party liable on this Note severally waives demand, presentment, notice of dishonor and protest.

If default be made in the payment of any installment of principal, interest and/or monthly service fee under this Note when any such payment shall have become due and payable, or if an “Event of Default,” as defined in the Loan Agreement or the Security Documents, shall have occurred and be subsisting, then, at the option of the Director, the entire principal sum payable hereunder and all interest and monthly service fees accrued thereon shall become due and payable at once, without demand or notice.

To the extent permitted by law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, the rate of interest under this Note and on any obligation of the Company under the Loan Documents shall be increased to ten percent (10%) per annum.

THE COMPANY AND THE DIRECTOR, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE, THE LOAN AGREEMENT, THE SECURITY DOCUMENTS, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER OF THEM. THIS WAIVER SHALL NOT IN ANY WAY AFFECT THE DIRECTOR’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED HEREIN, IN THE LOAN AGREEMENT, THE SECURITY DOCUMENTS OR ANY RELATED INSTRUMENT OR AGREEMENT. NEITHER THE COMPANY NOR THE DIRECTOR SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE

2

DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE COMPANY OR THE DIRECTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

The Company hereby irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by the Director, to appear for it in any action on this Note at any time after the same becomes due as herein provided, in any court of record situated in Franklin County, Ohio (which the Company acknowledges to be the place where this Note was signed), or in the county where the Company then resides or can be found, to waive the issuing and service of process, and confess a judgment in favor of the Director or other holder of this Note against the Company for the amount that may then be due, with interest at the rate provided for herein, together with the costs of suit, and to waive and release all errors in said proceedings and the right to appeal from the judgment rendered. The Company consents to the jurisdiction and venue of such court. The Company waives any conflict of interest that any attorney-at-law employed or retained by the Director may have in confessing judgment hereunder and consents to the payment of a legal fee to any attorney-at-law confessing judgment hereunder.

This Note was executed in Columbus, Ohio, and shall be construed in accordance with the laws of Ohio.

WARNING—BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

INTELLINETICS, INC.,
an Ohio corporation

By:
Matthew L. Chretien, President

This Note is subject to the terms and conditions of a certain Intercreditor Agreement of even date herewith between the Director and The Delaware County Bank and Trust Company.

3

EXHIBIT B

(to Loan Agreement between the Director of Development of the State of Ohio and Intellinetics, Inc., dated June 3, 2011)

Project Equipment

NONE

EXHIBIT C

(to Loan Agreement between the Director of Development of the State of Ohio and Intellinetics, Inc., dated June 3, 2011)

Project Intangible Facilities

•	Redactivue v2.0 Platform

¡	Redactivue End User Client Module

¡	Redactivue Administrative Tools

•	Host Site Manager

•	Analyst’s Tool/Template Builder

¡	Redactivue Import Services Module

•	Inbound image processing

•	Inbound image capture

¡	Redactivue Export Services

•	Configurable data export

•	Product Specific Connectors

¡	Web Services

•	ICM expansion to support Redactivue v2.0 features

1

SCHEDULE 1.2

Schedule of Development

• Redactivue v2.0 Platform

¡ Redactivue End User Client Module	9/1/2011—1/1/2012

¡ Redactivue Administrative Tools	6/1/2011—4/1/2011

• Host Site Manager

• Analyst’s Tool /Template Builder

¡ Redactivue Import Services Module	6/1/2011—4/1/2012

• Inbound image processing

• Inbound image capture

¡ Redactivue Export Services	9/1/2011—4/1/2012

• Configurable data export

• Product Specific Connectors

¡ Web Services	6/1/2011—4/1/2012

• ICM expansion to support Redactivue v2.0 features